Exhibit 4.23

Termination Agreement

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of September 25, 2025 (“Execution Date”) by and among:

Licensor:

Wemade Co., Ltd. (주식회사 위메이드), a corporation duly organized and validly existing under the laws of the Republic of Korea (“Korea”) and having its address at 10F, Wemade Tower, 49, Daewangpangyo-ro 644beongil, Bundang-gu, Seongnam-si, Gyeonggi-do, Korea (“Licensor”);

Licensee:

China Crown Technology Limited, a corporation duly organized and validly existing under the laws of the Hong Kong Special Administrative Region (“Hong Kong”) and having its address at Room 1502, 15/F., Harcourt House, No.39 Gloucester Road, Wanchai, Hong Kong (“Licensee”);

Guarantor:

The9 Limited, a corporation duly organized and validly existing under the laws of the Cayman Islands which has American depositary shares, listed on the Nasdaq Capital Market (“NASDAQ”) under trading symbol “NCTY”, and having its address at Floor 2, Willow House, Cricket Square, PO Box 709, Grand Cayman KY1-1107, Cayman Islands (“Guarantor”).

Licensor and Licensee shall be referred to in this Termination Agreement individually as the “Party” or collectively as the “Parties”.

The Parties entered into the MIR M GAME PUBLISHING AGREEMENT dated May 24, 2024 (the “Original Agreement”). Capitalized terms not defined herein shall have the meaning set forth in the Original Agreement.

The Parties hereby mutually agree as follows:

ARTICLE 1.TERMINATION AND EFFECTS THEREOF

1.	The Parties hereby agree to effectively terminate the Original Agreement in its entirety as of the Termination Date (as defined in Article 1.2 below). From the Termination Date,
(i)	the Original Agreement shall be of no further force or effect, provided that Article 12 and 15 shall survive the termination of the Original Agreement; and
(ii)

the supplement agreement(s) and the authorization letter(s) listed in Appendix I hereof which were executed or issued pursuant to the Original Agreement shall become null and void automatically, permanently and irrevocably.

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2.

The Parties agree and acknowledge that nine (9) million RMB as License Fee and nine (9) million RMB as Minimum Payment under the Original Agreement have already been paid by Licensee (according to Article 7.1 of the Original Agreement, payment made in the equivalent amount of 2,530,862 USD) and received by Licensor.

Within seven (7) Business Days from the Execution Date, Licensee shall fulfill the Cease Operation Obligations under Article 1.3(i), 1.3(iii) and 1.3(v), and deliver the corresponding written notice to Licensor. Especially for Article 1.3(i), ceasing operation and initiating the cancellation process by Licensee shall satisfy its obligations prior to the refund payment. Upon receipt of such notice, Licensor shall refund such number of 2,530,862 USD to Licensee through the original payment channel within fourteen (14) calendar days.

When the payment is made by Licensor to Licensee, this date should be referred to as the “Termination Date”. Each Party shall be responsible for its own transaction fee, if any.

3.	As soon as practical after the Execution Date, and in any event, no later than three (3) Business Days from the Termination Date, Licensee shall:
(i)	cease operation of and cancel the official account for the Game on WeChat platform (id: gh_8f64cc45b31d);
(ii)	cease operation of and cancel the official account for the Game on Douyin platform (id: 20004539109);
(iii)	cease operation of the official website for the Game (https://chuanqim.cn/);
(iv)	return or transfer the management and operation permission of APP filing (浙ICP备2024125171号-3A) for the Game to Licensor (or its designated third party);
(v)

destroy the copies of Confidential Information disclosed by Licensor listed in Appendix II hereof; further, Licensee shall issue a written notice to all related parties and personnel that involved in the publishing of the Game, to Licensee’s best knowledge, including but not limited to Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司) and Zhejiang Huanyu Network Technology Co., Ltd. (浙江欢娱网络科技有限公司), requiring them to destroy such copies of Confidential Information, and submit the content of such notice and the transmit records to Licensor; and

(vi)

cancel the domain names of “mirmcn.com” (ICP Filing No. 沪B2-20050191-37) currently held by Shanghai The9 Information Technology Co., Ltd. (上海第九城市信息技术有限公司) and “chuanqim.cn” currently held by Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司).

(collectively as the “Cease Operation Obligations”)

4.

Upon the Termination Date, either Party hereby releases the other Party, and each of their respective representatives, directors, officers, stockholders, Affiliates, successors and assigns from all duties, obligations, responsibilities and/or liabilities, whether known or unknown, at law or in equity, created by, related to, or resulting from the Original Agreement or the carrying out of its obligations thereunder. Licensor expressly releases Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司), Zhejiang Huanyu Network Technology Co., Ltd. (浙江欢娱网络科技有限公司), the Guarantor, and all other Guarantor’s subsidiaries and Affiliates from, and waives its right to, any form of claim, appeal, review, challenge or recourse to any court

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or other judicial authority to set aside, challenge and/or otherwise resist the full release of liability granted under this Agreement to the Licensee, the Guarantor and each of its subsidiaries and the Affiliates, and Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司), on any ground whatsoever, insofar as such waiver may be validly made.

5.

The Parties hereby agree and confirm that, upon the Termination Date, the termination of the Original Agreement shall relieve either Party, Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司), Zhejiang Huanyu Network Technology Co., Ltd. (浙江欢娱网络科技有限公司), the Guarantor, and all other Licensor’s, Licensee’s or Guarantor’s subsidiaries and Affiliates from any liability for any antecedent breach of the Original Agreement.

6.

Notwithstanding anything herein to the contrary, if any third-party files a lawsuit against any of the Parties or its Affiliates (for Licensee, including Shaoxing Jiuyu Network Technology Co., Ltd. (绍兴九娱网络科技有限公司) and Zhejiang Huanyu Network Technology Co., Ltd. (浙江欢娱网络科技有限公司)) in connection with intellectual property infringement claims about the usage of “Chuanqi” (传奇) during the License Term, including new infringement facts/claims under the lawsuit (case No. （2025）沪0115民初92365号) (the “Case”) filed by Shanghai Jinghe Network Technology Co., Ltd. (上海京禾网络科技有限公司), the Parties agree that each Party shall have a right to arrange defense on behalf of itself and its related parties and claim compensation of damages from the other Party.

7.

This Termination Agreement incorporates, embodies, expresses, and supersedes all agreements and understandings of any kind among the Parties for termination issues of the Original Agreement on or before the Execution Date. The Licensor understands and agrees that in case the refund is not paid on time in accordance with Article 1.2 herein, this Termination Agreement becomes null and void and all terms agreed herein shall be of no further effect and the Parties shall revert to their respective rights and obligations as existed before the Execution Date hereof.

ARTICLE 2.INTERPRETATION

Any and all terms and references used in this Termination Agreement shall, unless defined otherwise in this Termination Agreement, have the same meanings and constructions as the terms and references set forth in the Original Agreement. If the terms of the Original Agreement and this Termination Agreement are inconsistent, the terms of this Termination Agreement shall prevail.

ARTICLE 3.INDEMNITY

In the case of either Party breaching or not following this Termination Agreement, that Party will compensate the other Party for damages and losses arising out of such breach or non-compliance.

ARTICLE 4.DISPUTE RESOLUTION

Any dispute arising out of or relating to this Termination Agreement shall be resolved first through negotiation among the Parties, and if the matter is not resolved by negotiation, the Parties shall resolve

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the matter by arbitration in accordance with the governing law and dispute resolution clauses of the Original Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Termination Agreement to be executed by their duly authorized officer or representative as of the Execution Date hereof.

LICENSOR:

Wemade Co., Ltd. (주식회사 위메이드)

By:	/s/ Park, Kwan Ho
Name:	Park, Kwan Ho
Title:	CEO

LICENSEE:

China Crown Technology Limited

By:	/s/ George Lai
Name:	George Lai
Title:	Representative

GUARANTOR:

The9 Limited

By:	/s/ George Lai
Name:	George Lai
Title:	Representative

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